Exhibit 4.1

ROGERS COMMUNICATIONS INC.

AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

August 11, 2023

Rogers Communications Inc.

Amended and Restated Dividend Reinvestment Plan

Table of Contents

SUMMARY	3

DEFINITIONS	5

ELIGIBILITY	7

ENROLLMENT	7

DIVIDEND REINVESTMENT	8

FEES	9

WITHDRAWAL OR SALE OF SHARES FROM A PLAN ACCOUNT	9

TERMINATION OF PARTICIPATION	10

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN	11

FEATURES OF SHARES HELD UNDER THE PLAN	12

RESPONSIBILITIES OF ROGERS AND THE PLAN AGENT	12

RULES AND REGULATIONS	13

TAXES	13

NOTICES	19

GOVERNING LAW	19

EFFECTIVE DATE	19

CONTACT INFORMATION	20

Rogers Communications Inc.

Amended and Restated Dividend Reinvestment Plan

SUMMARY

The Plan Document (as defined below) that follows this summary provides detailed information about Rogers Communications Inc.’s Amended and Restated Dividend Reinvestment Plan. Shareholders should read the entire document carefully before making an enrollment decision.

The Plan (as defined below) allows eligible holders of Class A Shares and/or Class B Shares (each as defined below) to acquire additional Class B Shares through reinvestment of the cash dividends paid on their respective shareholdings. The Class B Shares will be purchased in the Canadian open market (a Market Purchase) or will be issued by Rogers (as defined below) (a Treasury Purchase), as determined by Rogers.

The Plan allows you to easily and conveniently increase your investment in Class B Shares by automatically reinvesting your dividends instead of receiving cash payments.

Main reasons to enroll:

•	automatically reinvest your dividends, instead of receiving cash payments;

•

acquire Class B Shares without having to pay service charges or brokerage fees; there may also be a discount of up to 5% from the Average Market Price (as defined below) if purchases of Class B Shares under the Plan are made by way of Treasury Purchases;

•	purchase fractional shares with reinvested dividends;

•	receive regular statements and annual income tax reporting information, as required by law; and

•	elect to have some or all quarterly dividends reinvested.

All registered holders of Class A Shares and/or Class B Shares that are a resident of Canada or the United States may participate in the Plan. All dividends on Class A Shares and Class B Shares enrolled in the Plan, and on Class B Shares (including any fraction of a Class B Share) held in the Plan account as a result of reinvestment under the Plan, will be reinvested into Class B Shares.

Notice to Beneficial Shareholders (as defined below)

Beneficial Shareholders (i.e., shareholders who hold their Class A Shares and/or Class B Shares through a financial institution, broker, nominee or other intermediary) should consult with that intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and accordingly the various dates by which actions must be taken and the documentary requirements set out in the Plan may not be the same as those required by such intermediaries. Some intermediaries may require Beneficial Shareholders to become registered shareholders in order to participate in the Plan. There may be a fee charged by some intermediaries for Beneficial Shareholders to become registered shareholders, which will not be paid for by Rogers or the Plan Agent (as defined below).

Rogers Communications Inc.

Amended and Restated Dividend Reinvestment Plan

DEFINITIONS

In the Plan, the following terms have the meaning indicated:

Average Market Price: For a Market Purchase (as defined below), the Average Market Price will be the average price paid by the Plan Agent for all such Class B Shares so purchased during the three (3) trading days following the relevant Dividend Payment Date (as defined below), excluding for greater certainty brokerage commissions, fees and all transaction costs. For a Treasury Purchase, the Average Market Price will be the volume weighted average trading price of the Class B Shares on the Toronto Stock Exchange for the five (5) trading days immediately preceding the relevant Dividend Payment Date. For a Treasury Purchase, the Average Market Price may also include a discount of up to 5% from the volume weighted average trading price of the Class B Shares on the Toronto Stock Exchange for the five trading days immediately preceding the Dividend Payment Date. Rogers will from time to time in its sole discretion, and as approved by the Board of Directors, determine the amount of any applicable discount.

Beneficial Shareholder: A person who is the beneficial owner, but not the registered owner, of Class A Shares and/or Class B Shares (such as the owner of shares which are held in a brokerage account or a registered retirement savings plan but are registered in the name of a securities dealer or trustee).

Board of Directors: The Board of Directors of Rogers.

Class A Shares: Rogers Class A Voting Shares.

Class B Shares: Rogers Class B Non-Voting Shares.

Code: This term has the meaning provided in the section entitled “Taxes – Certain United States Federal Income Tax Considerations”.

Discounted Treasury Purchase Price: This term has the meaning provided in the section entitled “Taxes – Certain Canadian Federal Income Tax Considerations”.

Dividend Payment Date: The date chosen by the Board of Directors for the payment of a cash dividend on Class A Shares and/or Class B Shares.

Dividend Record Date: The date declared by the Board of Directors to determine those shareholders entitled to receive payment of a corresponding dividend on Class A Shares and/or Class B Shares.

Enrollment Form: A form pursuant to which an eligible registered holder of Class A Shares and/or Class B Shares elects to participate in the Plan, as the same may be amended from time to time.

IRS: This term has the meaning provided in the section entitled “Taxes – Certain United States Federal Income Tax Considerations”.

Market Purchase: This term has the meaning provided in the section entitled “Dividend Reinvestment”.

Participant: A registered holder of Class A Shares and/or Class B Shares who has enrolled in the Plan.

Participant’s Shares: All Class A Shares and/or Class B Shares registered in the name of a Participant that are enrolled in the Plan, and all Class B Shares held in the Plan account by the Plan Agent on behalf of such Participant as a result of the reinvestment of dividends under the Plan, including any fraction of a Class B Share so held.

PFIC: This term has the meaning provided in the section entitled “Taxes – Certain United States Federal Income Tax Considerations”.

Plan: Rogers Communication Inc.’s Amended and Restated Dividend Reinvestment Plan, as amended from time to time.

Plan Agent: TSX Trust Company or such other agent as may be designated by Rogers from time to time.

Plan Document: This document, which establishes the terms governing Rogers Communications Inc.’s Amended and Restated Dividend Reinvestment Plan, as it may be amended, modified or supplemented from time to time.

Proposed Amendments: This term has the meaning provided in the section entitled “Taxes – Certain Canadian Federal Income Tax Considerations”.

Regulations: This term has the meaning provided in the section entitled “Taxes – Certain Canadian Federal Income Tax Considerations”.

Rogers: Rogers Communications Inc., including its successors and assigns.

Tax Act: This term has the meaning provided in the section entitled “Taxes – Certain Canadian Federal Income Tax Considerations”.

Treasury Purchase: This term has the meaning provided in the section entitled “Dividend Reinvestment”.

U.S. Participant: This term has the meaning provided in the section entitled “Taxes – Certain United States Federal Income Tax Considerations”.

ELIGIBILITY

Any registered holder of Class A Shares and/or Class B Shares that is a resident of Canada or the United States is eligible to enroll in the Plan. Participation by United States shareholders is subject to the availability of an effective registration statement filed with the U.S. Securities and Exchange Commission. Dividends to be reinvested by shareholders outside of Canada will continue to be subject to withholdings under applicable tax laws and the amount reinvested will be reduced by the amount of the tax withheld.

Beneficial Shareholders should consult with the relevant intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and accordingly the various dates by which actions must be taken and the documentary requirements set out in the Plan may not be the same as those required by such intermediaries. Some intermediaries may require Beneficial Shareholders to become registered shareholders in order to participate in the Plan. There may be a fee charged by some intermediaries for Beneficial Shareholders to become registered shareholders, which will not be paid for by Rogers or the Plan Agent.

ENROLLMENT

By completing and submitting the Enrollment Form at https://services.tsxtrust.com/InvestorServices/Search-DRIP?lang=en, an eligible registered shareholder directs Rogers to forward to the Plan Agent all cash dividends (less any withholdings under applicable tax laws), on the amount of Class A Shares and/or Class B Shares registered in such Participant’s name as specified on the Enrollment Form and directs the Plan Agent to invest such dividends received in Class B Shares under the Plan for the Participant. Once a shareholder has enrolled in the Plan, such shareholder’s participation in the Plan is continuous until termination of such participation by such Participant or Rogers or termination of the Plan by Rogers, as further described in the section below entitled “Amendment, Suspension or Termination of the Plan”.

All or a portion of the Class A Shares and/or Class B Shares held by an eligible registered shareholder may be enrolled. A Participant may adjust the number of shares enrolled in the Plan by completing a new Enrollment Form in the same manner as described above. A shareholder who owns both Class A and Class B Shares may, but is not required to, enroll both classes of shares.

When enrolling in the Plan, a completed Enrollment Form must be received by the Plan Agent no later than five (5) business days before the Dividend Record Date in order for the dividends that would otherwise be paid on the Class A Shares and/or Class B Shares on the corresponding Dividend Payment Date to be reinvested in Class B Shares under the Plan in accordance with such Enrollment Form.

DIVIDEND REINVESTMENT

The Plan will be administered on behalf of Rogers by the Plan Agent. The Plan Agent will receive the payments under the Plan and will purchase and hold the Class B Shares acquired under the Plan. All Market Purchases made pursuant to the Plan will be made by the Plan Agent on such terms as to cost, delivery and otherwise as the Plan Agent may determine.

On a Dividend Payment Date, all of the cash dividends payable (less any withholdings under applicable tax laws) on the Participant’s Shares enrolled in the Plan, which include Class A Shares and Class B Shares enrolled in the Plan and all Class B Shares, including any fraction of a Class B Share, held in the Plan account by the Plan Agent, will be paid by Rogers to the Plan Agent. The Plan Agent will use those funds to purchase Class B Shares. The Class B Shares will, at the election of Rogers, and as approved by the Board of Directors, from time to time, be either newly issued and purchased directly from Rogers (a “Treasury Purchase”), or purchased on the Canadian open market (a “Market Purchase”).

Cost of Shares Acquired Under the Plan

The cost to the Participant for the Class B Shares acquired under the Plan on the reinvestment of cash dividends will be the Average Market Price.

Rogers will announce by way of news release whether purchases of Class B Shares under the Plan will be made by way of a Treasury Purchase or a Market Purchase and any applicable discount for Treasury Purchases.

Accounts Maintained by Plan Agent

An individual account is maintained by the Plan Agent for each Participant’s holdings under the Plan. All Class B Shares (including fractional Class B Shares) acquired for a Participant under the Plan will be registered in the name of the Plan Agent and held by the Plan Agent on behalf of the Participant in the Participant’s account. Fractions will be computed to six decimal places. The rounding of any fractional interest shall be determined by the Plan Agent using such methods as it deems appropriate in the circumstances. Certificates will not be issued to Participants for Class B Shares (whether whole or fractional) held under the Plan.

Once a Participant is enrolled in the Plan, any future dividends on all of the Participant’s Shares (less any withholdings under applicable tax laws), whether held at the time of enrollment in the Plan or acquired subsequently, are reinvested under the Plan. Once a shareholder has enrolled in the Plan, such shareholder’s participation in the Plan is continuous until termination by such Participant or Rogers, or termination of the Plan by Rogers.

An account statement will be distributed to each Participant quarterly (or at such other frequency as determined by Rogers). These statements are a record of a Participant’s investment activity under the Plan and should be retained for income tax purposes. Participants will also receive annual income tax reporting information, as required by law.

No Fixed Number of Shares Available or Fixed Time Period

There is no fixed number of Class B Shares available under the Plan nor is there a fixed time period during which shareholders may enroll in the Plan, subject to the number of authorized Class B Shares and the limitations noted in the section above entitled “Enrollment”. Rogers reserves the right to specify a maximum number of Class B Shares available under the Plan, at its sole discretion.

FEES

There are no brokerage commissions or service charges payable by Participants with respect to the purchase, receipt or administration of Class B Shares under the Plan. All such costs, including the Plan Agent’s fees and expenses, are paid by Rogers.

WITHDRAWAL OR SALE OF SHARES FROM A PLAN ACCOUNT

Whole shares may be withdrawn or sold from the Participant’s account under the Plan by sending a written request to the Plan Agent (or in such other manner as may be acceptable to the Plan Agent) or by completing the withdrawal portion of the voucher located on the reverse of the Participant’s periodic statement of account. Fractional shares may not be withdrawn or sold.

Upon receipt of a withdrawal request, the Plan Agent will withdraw the specified number of whole shares from the Participant’s account and deliver a share certificate in the Participant’s name.

Upon receipt of a sale request, the Plan Agent will sell the number of Class B Shares specified in the request through a stock broker designated by the Plan Agent as soon as reasonably practicable. The Plan Agent will pay the proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, to the Participant by cheque.

If a notice of sale is received by the Plan Agent on or after a Dividend Record Date but before the corresponding Dividend Payment Date, dividends on the Class B Shares to be sold will be reinvested in Class B Shares on such corresponding Dividend Payment Date in accordance with the Plan. Dividends on Class B Shares that have been or are to be withdrawn from a Participant’s account and certificated, as described above, will continue to be reinvested under the Plan until such Class B Shares are sold or otherwise transferred. Any dividends on any Participant’s Shares remaining in a Participant’s account following a withdrawal or sale described above will continue to be reinvested in Class B Shares in accordance with the Plan.

TERMINATION OF PARTICIPATION

Termination by Participant

Participants may terminate their participation in the Plan at any time by duly completing the termination portion of the voucher on the reverse of the Participant’s periodic statement of account and sending it to the Plan Agent. If a Participant requires an additional copy of the voucher, they may obtain a duplicate copy of their statement of account from the Plan Agent by calling the Plan Agent at the numbers, or writing to the Plan Agent at the address, provided under the heading “Contact Information”, below. If notice of termination is not received by the Plan Agent at least five (5) business days prior to a Dividend Record Date, termination of the Participant’s account will not occur until after the corresponding Dividend Payment Date and the corresponding dividend reinvestment has been completed.

Termination by Rogers

Rogers reserves the right to terminate a Participant’s participation in the Plan:

•

With prior written notice where (i) a Participant’s account is deemed by Rogers, in its sole discretion, to be inactive, (ii) a Participant holds less than one Class A Share and less than one Class B Share of Rogers over a period of 12 consecutive months, or (iii) the Participant is no longer the registered holder of any Class A Shares or Class B Shares enrolled in the Plan; or

•

Without prior notice where such Participant has, in the sole discretion of Rogers, abused the Plan to the detriment of Rogers or its shareholders or the Participant is no longer eligible to be enrolled in the Plan.

Following Termination of Participation in the Plan

Upon termination of participation in the Plan, a Participant will receive a certificate for the whole Class B Shares in their account and a cheque representing payment for any fraction of a Class B Share held in their account.

Plan accounts are maintained in the names in which shares were registered at the time the Participant enrolled in the Plan. Consequently, certificates for whole shares withdrawn from the Plan will be registered in exactly the same manner when issued.

A terminating Participant may direct the Plan Agent to sell all of the Participant’s Shares (both whole Class B Shares and any fraction of a Class B Share) credited to such Participant’s account under the Plan. In this event, the Plan Agent will sell such Participant’s Shares through a stock broker designated by the Plan Agent as soon as reasonably practicable following receipt by the Plan Agent of notice of termination. The proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, will be paid to the terminating Participant by the Plan Agent together with a cheque for any fraction of a Class B Share held in such Participant’s account.

Where the Plan Agent has received notice of the death of a Participant, with written instructions from a person acting in a representative or fiduciary capacity and satisfactory evidence of their proof of appointment and authority to act, the Participant’s participation in the Plan will automatically terminate. In such circumstances, a certificate for the Participant’s whole Class B Shares held by the Plan Agent under the Plan, as well as a cheque representing payment for any fraction of a Class B share held in their account, will be issued in the name of the deceased Participant or in the name of the estate of the deceased Participant, as requested. The certificate and applicable cheque will be sent to the representative of the deceased Participant.

With respect to any fraction of a Class B Share, the Plan Agent will pay cash less brokerage commissions, administrative fees and applicable taxes, if any, based on the closing price of the Class B Shares on the date of the sale of any remaining whole Class B Shares held in the account for such Participant or, failing that, the closing price of the Class B Shares on the date the certificate is issued for the Class B Shares held in the account for such Participant.

After termination of participation in the Plan, dividends on the Participant’s Shares will no longer be reinvested in Class B Shares and will be paid to the registered holder of the shares by cheque or deposit, as applicable.

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

Rogers reserves the right to amend, suspend or terminate the Plan at any time. All amendments to the Plan will be pre-cleared by the applicable stock exchanges and securities regulators, to the extent required by law. Rogers will issue a news release advising shareholders of any amendment to or suspension or termination of the Plan.

Suspension

In the event of suspension of the Plan, no dividend reinvestments will be made under the Plan from and including the effective date of such suspension. Any dividends received on or after the effective date of suspension will be sent to the Participants by cheque or deposit, as applicable.

Termination

In the event of termination of the Plan, the Plan Agent will promptly send each Participant a certificate representing the whole Class B Shares held for such Participant under the Plan and a cheque for any fraction of a Class B Share. With respect to any fraction of a Class B Share, the Plan Agent will pay cash less brokerage commissions, administrative fees and applicable taxes, if any, based on the closing price of the Class B Shares on the date of the sale of any remaining whole Class B Shares held in the account for such Participant or, failing that, the closing price of the Class B Shares on the date the certificate is issued for the Class B Shares held in the account for such Participant.

FEATURES OF SHARES HELD UNDER THE PLAN

Rights Attached to Class B Shares

For a description of the material attributes and characteristics of the Class B Shares, Participants and prospective Participants should review the most recent Annual Information Form of Rogers (“AIF”) and the articles of Rogers which are available at www.sedarplus.ca, www.sec.gov and https://investors.rogers.com. Class B Shares are a different class of shares than Class A Shares.

A Participant has all the rights of a holder of Class B Shares in respect of Class B Shares held for the account of the Participant under the Plan, subject to the following:

No Pledge or Sale of Shares Held Under the Plan

Except as expressly provided under the terms of the Plan, Participants may not pledge, sell, or otherwise dispose of Class B Shares which are held for the account of the Participant by the Plan Agent under the Plan. A Participant who wishes to pledge, sell or otherwise dispose of such whole Class B Shares must withdraw or sell such Class B Shares from the Plan account, as described in the section above entitled “Withdrawal or Sale of Shares from Plan Account”.

Stock Splits and Stock Dividends and Shares Held Under the Plan

If Class B Shares or any other securities or property are distributed pursuant to a stock split of, or stock dividend or any other form of in specie distribution on, any Participant’s Class B Shares, such Class B Shares or other securities or property received by the Plan Agent for Participants under the Plan will, in the case of a distribution of Class B Shares, be retained by the Plan Agent and credited proportionately to Participants’ respective accounts, and in the case of other securities or property, be further distributed to Participants based on their respective entitlement thereto.

RESPONSIBILITIES OF ROGERS AND THE PLAN AGENT

Neither Rogers nor the Plan Agent shall be liable for any act, or for any omission to act, in connection with the operation of the Plan including, without limitation, any claims of liability:

(a)	with respect to the prices and times at which Class B Shares are purchased or sold under the Plan;

(b)	arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(c)	arising out of any actions or responsibilities of any intermediaries acting on behalf of Beneficial Shareholders;

(d)	relating to the tax liability of the Participant, or any withholdings under applicable tax laws; or

(e)	actions taken or not taken as a result of inaccurate or incomplete information or instructions.

Participants should recognize that neither Rogers nor the Plan Agent can assure a profit or protect the Participant against a loss on the Class B Shares held from time to time for the Participant under the Plan.

Notwithstanding any other provision of the Plan, shareholders may not enroll, terminate or change the number of shares enrolled in the Plan or sell securities from their Plan account at any time when they have knowledge of an undisclosed material fact or material change with respect to Rogers or when they are prohibited from doing so under Rogers’ insider trading policy in effect from time to time.

RULES AND REGULATIONS

Rogers may from time to time adopt rules and regulations to facilitate the administration of the Plan and to comply with applicable law (including Canadian and United States securities laws), and such rules and regulations will be binding upon all shareholders (including those who may have already become Participants) when adopted. Rogers also reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure its efficient and equitable operations in the best interests of Rogers. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by Rogers.

TAXES

This summary is of a general nature only, is not exhaustive of all possible income tax considerations and is not intended nor should it be construed to be legal or tax advice to any particular Participant. Participants are advised to consult their own tax advisors with respect to their particular circumstances.

Certain Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a Participant who, at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder (the “Regulations”), deals at arm’s length with and is not affiliated with Rogers, holds the Class B Shares acquired under the Plan as capital property, and has cash dividends paid on Class A Shares and/or Class B Shares reinvested in Class B Shares under the Plan.

This summary is based on the current provisions of the Tax Act and the Regulations, all specific proposals to amend the Tax Act or the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current published administrative and assessing policies and practices of the Canada Revenue Agency. This summary assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not take into account or anticipate any other changes in law and does not take into account provincial, territorial or foreign income tax legislation or considerations.

This summary does not apply to a Participant: (i) who is subject to the “mark-to-market” rules under the Tax Act applicable to certain “financial institutions”; (ii) an interest in which is a “tax shelter investment”; (iii) who makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act; or (iv) who has entered into or will enter into a “derivative forward agreement” with respect to their Class A Shares and/or Class B Shares (all as defined in the Tax Act). Such Participants should consult their own tax advisors.

Foreign Exchange

For the purposes of the Tax Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Class A Share or Class B Share, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the appropriate rate of exchange in accordance with the detailed rules in the Tax Act in that regard.

Residents of Canada

This portion of the summary is generally applicable to a Participant who, for purposes of the Tax Act and at all relevant times, is, or is deemed to be, resident in Canada.

Participants will be subject to tax under the Tax Act on all dividends which are reinvested in Class B Shares under the Plan, in the same manner as the Participant would have been if the dividends had been received directly by the Participant in cash.

Rogers may, in its sole discretion, permit the issuance of Class B Shares in the case of a Treasury Purchase at a discount of up to 5% from the Average Market Price (a “Discounted Treasury Purchase Price”). Based on the Canada Revenue Agency’s administrative policy, such Treasury Purchase by a Participant of Class B Shares from the reinvestment of cash dividends at a Discounted Treasury Purchase Price should not result in a taxable benefit for purposes of the Tax Act provided that the discount is no greater than 5%.

The cost to a Participant of Class B Shares purchased on the reinvestment of dividends under the Plan will be the Canadian dollar equivalent of the price paid for such shares by the Participant. The cost of such Class B Shares will be averaged with the adjusted cost base of all other Class B Shares held by the Participant as capital property for purposes of subsequently computing the adjusted cost base of each Class B Share owned by the Participant.

A disposition of Class B Shares, whether by the Participant directly or by the Plan Agent on behalf of the Participant, may give rise to a capital gain (or loss). The payment of cash in settlement of a fraction of a Class B Share on termination of participation in the Plan will constitute a disposition of such fraction of a Class B Share for proceeds of disposition equal to the cash payment. The issuance of a share certificate in the Participant’s name in respect of the Class B Shares will not constitute a disposition of such Class B Shares.

Non-Residents of Canada

This portion of the summary is generally applicable to a Participant who, for purposes of the Tax Act, and at all relevant times, is not, and is not deemed to be resident in Canada, and who does not use or hold and is not deemed to use or hold their Class A Shares and/or Class B Shares in carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a Participant who is not resident in Canada and who is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends paid or credited on Class A Shares and/or Class B Shares to a Participant who is not resident of Canada that are reinvested under the Plan will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Participant is entitled under the provisions of any applicable income tax treaty or convention between Canada and the Participant’s country of residence. For example, where a Participant is a U.S. resident entitled to benefits under the Canada-United States Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be reinvested under the Plan will be reduced by the amount of any tax withheld.

Rogers may, in its sole discretion, permit the issuance of Class B Shares in the case of a Treasury Purchase at a Discounted Treasury Purchase Price. Based on the Canada Revenue Agency’s administrative policy, such Treasury Purchase by a Participant who is not resident in Canada of Class B Shares from the reinvestment of cash dividends at a Discounted Treasury Purchase Price should not result in a taxable benefit for purposes of the Tax Act provided that the discount is no greater than 5%.

Gains realized on the disposition of Class B Shares acquired under the Plan by a Participant that is not resident in Canada will not generally be subject to tax under the Tax Act unless such shares are or are deemed to be “taxable Canadian property” (as defined in the Tax Act) and the Participant is not entitled to relief under an applicable income tax treaty or convention between Canada and the Participant’s country of residence. Provided that the Class B Shares are then listed on a “designated stock exchange” (as defined in the Tax Act and which currently includes the Toronto Stock Exchange and the New York Stock Exchange), a Class B Share generally will not, at the time of disposition, constitute “taxable Canadian property” of a Participant who is not resident in Canada unless, at any time during the 60-month period immediately preceding the disposition both of the following conditions are met concurrently: (a)(i) the Participant, (ii) persons with whom the Participant did not deal at arm’s length, (iii) partnerships in which the Participant or persons described in (a)(ii) holds a membership interest directly or indirectly through one or more partnerships, or (iv) one or any combination of persons or partnerships described in (a)(i) to (iii), owned 25% or more of the issued shares of any class of the capital stock of Rogers ; and (b) more than 50% of the fair market value of the Class B Share derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource property (as defined in the Tax Act); (iii) timber resource property (as defined in the Tax Act); and (iv) options in respect of, or interests in, or rights in, property described in any of (b)(i) through (iii), whether or not such property exists. In certain circumstances, a Class B Share may be deemed under the Tax Act to be taxable Canadian property.

Certain United States Federal Income Tax Considerations

The following is a summary of certain United States federal income tax considerations generally applicable to U.S. Participants (as defined below) who reinvest cash dividends in Class B Shares pursuant to the Plan. This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and judicial and administrative interpretations, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

For purposes of this summary, a “U.S. Participant” is a beneficial owner of Class B Shares held as capital assets and purchased pursuant to the Plan, if such beneficial owner is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the laws of, the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person under applicable Treasury regulations.

This summary does not address all aspects of U.S. federal income tax law that may be relevant to U.S. Participants according to their particular circumstances or to U.S. Participants subject to special treatment under U.S. federal income tax law, including, but not limited to, banks and other financial institutions; brokers or dealers in securities or currencies; insurance companies; regulated investment companies; real estate investment trusts; persons that hold, or will hold, Class A Shares or Class B Shares as part of a straddle, hedge, appreciated financial position, conversion transaction, or other risk-reduction strategy; persons liable for the alternative minimum tax or the 3.8% Medicare contribution tax on net investment income; persons that have a “functional currency” other than the U.S. dollar; tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; persons that acquired Class A Shares or Class B Shares in connection with the exercise of employee stock options or otherwise as compensation for services; persons that owned or will own, directly, indirectly or constructively, 10% or more of Rogers’ common stock (by vote or value) for U.S. federal income tax purposes; and U.S. expatriates. This summary does not address any U.S. federal estate or gift, state, local, or foreign tax consequences.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) participates in the Plan, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partner or partnership should consult its tax adviser as to the U.S. federal income tax consequences of participating in the Plan.

THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, TAX ADVICE TO ANY PERSON. PROSPECTIVE PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE PLAN AND OF OWNING CLASS B SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Dividend Reinvestment

In the case of a Treasury Purchase, a U.S. Participant generally will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the fair market value on the applicable Dividend Payment Date of the Class B Shares purchased with reinvested dividends plus the amount of any Canadian withholding tax withheld therefrom. A U.S. Participant’s tax basis in the Class B Shares acquired through a Treasury Purchase generally will equal the fair market value of such Class B Shares on the Dividend Payment Date, and the U.S. Participant’s holding period for the Class B Shares will begin on the day after the Dividend Payment Date. The fair market value of the Class B Shares purchased from Rogers on the applicable Dividend Payment Date may be higher or lower than the price used to determine the number of Class B Shares so purchased pursuant to the Plan.

In the case of a Market Purchase, a U.S. Participant generally will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by Rogers (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions, fees, transaction costs or other related charges paid by Rogers that are allocable to the Plan Agent’s purchase of Class B Shares on behalf of the U.S. Participant. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) generally will be the U.S. Participant’s tax basis in the Class B Shares purchased. A U.S. Participant’s holding period for such Class B Shares will begin on the day following the date of purchase.

A distribution to a U.S. Participant described in the preceding paragraphs (including a distribution with respect to Class A Shares) will be subject to the U.S. federal income tax rules applicable to distributions on Class B shares, as described below.

Distributions on Class B Shares

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” the gross amount of a distribution paid to a U.S. Participant with respect to Class B Shares (including amounts withheld to pay Canadian withholding taxes) will be included in the U.S. Participant’s gross income as a dividend to the extent paid out of Rogers’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds Rogers’ current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Participant’s tax basis in its Class B Shares, and to the extent the amount of the distribution exceeds the U.S. Participant’s tax basis, the excess will be taxed as capital gain. Rogers does not intend to calculate its earnings and profits under U.S. federal income tax principles. Accordingly, U.S. Participants should expect distributions generally to be treated as dividend income for U.S. federal income tax reporting purposes.

Dividends received by individuals and other non-corporate U.S. Participants who hold Class B Shares readily tradable on the New York Stock Exchange generally will be subject to tax at preferential rates applicable to long-term capital gains, provided that such U.S. Participants meet certain holding period and other requirements and Rogers is not treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the taxable year in which the dividend is paid or for the preceding taxable year. Dividends on Class B Shares generally will not be eligible for the dividends-received deduction allowed to corporations.

Dividends paid by Rogers generally will constitute foreign-source income for foreign tax credit limitation purposes. A U.S. Participant may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. federal income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of the U.S. Participant’s foreign taxes for a particular tax year). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends paid by Rogers with respect to Class B Shares generally will constitute “passive category” income. The rules governing the foreign tax credit are complex. Each U.S. Participant should consult its tax adviser regarding the availability of the foreign tax credit with regard to the holder’s particular circumstances.

Sale or Other Disposition of Class B Shares

A U.S. Participant will not realize gain or loss for U.S. federal income tax purposes merely upon the withdrawal of Class B Shares from the U.S. Participant’s Plan account. However, subject to the discussion below under “Passive Foreign Investment Company Considerations,” a U.S. Participant generally will recognize capital gain or loss upon the sale, exchange, or other taxable disposition of the Class B Shares, including upon the receipt of cash payments for fractional Class B Shares credited to the U.S. Participant’s account upon withdrawal from or termination of the Plan or otherwise. Such gain or loss will be equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in the Class B Shares or fraction thereof so disposed. The amount realized will equal the amount of cash, if any, plus the fair market value of any property received. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Participant’s holding period for the Class B Shares or fraction thereof exceeds one year at the time of disposition. Gain or loss recognized by a U.S. Participant generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Participants generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

Certain generally adverse rules would apply if Rogers were classified as a PFIC for U.S. federal income tax purposes for any taxable year during a U.S. Participant’s holding period for the Class B Shares. A foreign corporation, such as Rogers, will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets during such year produce or are held for the production of passive income.

Based on its income and assets, Rogers does not expect to be classified as a PFIC. However, the PFIC determination depends upon the composition of Rogers’ income and assets and the nature of its activities from time to time and must be made annually as of the close of each taxable year. Thus, there can be no assurance that Rogers will not be classified as a PFIC for any taxable year, or that the U.S. Internal Revenue Service (“IRS”) or a court will agree with Rogers’ determination as to its PFIC status.

If Rogers were classified as a PFIC for any year during a U.S. Participant’s holding period for the Class B Shares, certain adverse tax consequences could apply to the U.S. Participant, including an increased tax liability upon the receipt of certain “excess distributions” with respect to such shares, the possible characterization of gain from the sale, exchange, or other taxable disposition of Class B Shares as ordinary income, and the imposition of an interest charge to eliminate the value of deferral. Certain heightened tax information reporting requirements generally would apply. U.S. Participants should consult their tax advisers regarding the application of the PFIC rules to their participation in the Plan.

Foreign Currency Gains and Losses

If taxable dividends with respect to Class B Shares are treated as paid in Canadian dollars, such dividends will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If a U.S. Participant receives Canadian dollars upon the sale, exchange, or other taxable disposition of Class B Shares, the amount realized by the U.S. Participant generally will be based on the U.S. dollar value of the Canadian dollars received on the settlement date of the disposition. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Participant will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Participant that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that will be treated as ordinary income or loss, and generally will be U.S.-source income or loss for foreign tax credit purposes.

Foreign Financial Asset Reporting

Certain U.S. Participants are required to report information relating to an interest in the Class B Shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. Each U.S. Participant should consult its tax adviser regarding the information reporting obligations, if any, with respect to such holder’s ownership and disposition of Class B Shares.

Information Reporting and Backup Withholding

Distributions on Class B Shares made to a U.S. Participant and proceeds from the sale or other disposition of Class B Shares generally will be subject to tax information reporting and may, under certain circumstances, be subject to backup withholding, unless the U.S. Participant provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against a U.S. Participant’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

NOTICES

All notices, statements, cheques and share certificates will be mailed to a Participant at the last address recorded in the Plan Agent’s records. Notices, declarations, requests and cheques from a Participant should be delivered or mailed to the Plan Agent at the address listed under the heading, “Contact Information”, below.

GOVERNING LAW

The Plan shall be governed and construed in accordance with the laws in force of the province of Ontario and the federal laws of Canada applicable therein.

EFFECTIVE DATE

The effective date of the Plan is August 11, 2023.

Rogers Communications Inc.

Amended and Restated Dividend Reinvestment Plan

CONTACT INFORMATION

Questions relating to this Plan should be directed to the Plan Agent.

Notices to the Plan Agent or correspondence regarding the Plan shall be sent to:

TSX Trust Company

301 - 100 Adelaide Street West

Toronto, Ontario

M5H 4H1

Attention: Dividend Reinvestment Department

Or by calling TSX Trust Investor Services at:

Canada and United States (English & French): 1 (800) 387-0825

Outside North America: (416) 682-3860

Correspondence with Rogers should be sent to:

Rogers Communications Inc.

Investor Relations

1 Mount Pleasant Road

Toronto, Ontario

M4Y 2Y5

Telephone: (647) 435-6470 or 1 (844) 801-4792

Email: investor.relations@rci.rogers.com